UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

Cotelligent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27412	94-3173918
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Montgomery Street, Suite 1000 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

(415) 477-9900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 1, 2005, Cotelligent Inc. (the “Company) announced that it entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among FastTrack, LLC (the “Buyer”), an affiliate of Skyview Capital, LLC, the Company, Cotelligent USA, Inc., CZG Mobile Ventures, Inc., bSmart.to, LLC and JAS Concepts, Inc. (together with the Company, the “Sellers”).

Under the Purchase Agreement, Sellers have agreed to sell, and Buyer has agreed to buy substantially all of the assets related solely to Sellers’ business of sales force automation software and services solutions, including two main software components known as “FastTrack,” which is divided into two sections, field application and data server, and “Exchange Lynx,” which consists of proprietary data communications management product (the “Business”).

The purchase price under the Purchase Agreement is $2.8 million, subject to adjustment as provided in the Purchase Agreement. Under the Purchase Agreement, the Company may receive up to an additional $950,000 as a post-closing earnout if certain revenue targets are achieved by the Business over the three year period following the completion of the sale. In addition, the Company may be required to refund up to $700,000 of the purchase price in the event that certain specified business conditions are not satisfied.

The Purchase Agreement includes customary representations, warranties, covenants and indemnification provisions. The consummation of the transactions contemplated by the Purchase Agreement is conditioned on the approval of the Company’s stockholders and certain other customary conditions. The sale is expected to be completed by the end of the second quarter of 2005.

A copy of the Purchase Agreement is attached hereto as exhibit 10.1. This summary description does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is incorporated herein by reference.

Item 8.01 Other Events.

Beginning in 1999, the Company sold certain shares of its common stock to its executive officers, including James R. Lavelle (“Lavelle”), the Chairman and Chief Executive Officer of the Company, pursuant to the terms of stock purchase agreements entered into pursuant to the Company’s 1999 Leveraged Stock Purchase Plan (the “LSPP”).

Under the terms of the Stock Purchase Agreement, dated as of October 1, 1999, between Lavelle and the Company (the “Stock Purchase Agreement”), the purchase price paid by Lavelle to the Company for the shares of common stock being acquired thereunder was paid for by delivery of a promissory note in an amount equal to the purchase price for the shares of common stock being purchased. The Stock Purchase Agreement also provided that the shares of common stock when issued and delivered to Lavelle pursuant to the Stock Purchase Agreement were to be duly and validly issued, fully paid and nonassessable.

On March 9, 2005, the Board of Directors received an opinion of Richards, Layton & Finger, special Delaware counsel, which expressed the view that the receipt by the Company of the promissory note from Lavelle as the sole consideration for the shares of common stock acquired by Lavelle pursuant to the Stock Purchase Agreement did not constitute the consideration required by Section 152 of the Delaware General Corporation Law then in effect for the shares of common stock to be validly issued, fully paid and nonassessaable shares of common stock of the Company.

After reviewing the opinion of Delaware counsel received by the Company, the Board of Directors decided, on March 29, 2005, to unwind the sale of shares of the Company’s common stock pursuant to the Stock Purchase Agreement. As a result, the promissory note from Lavelle in the face amount of $2,671,875, together with all interest accrued thereunder, has been canceled and the 750,000 shares of common stock purchased under the Stock Purchase Agreement are being returned by Lavelle to the Company and such shares will be canceled by the Company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated as of April 1, 2005, by and among FastTrack, LLC, a wholly owned subsidiary of Skyview Capital, LLC, Cotelligent, Inc., Cotelligent USA, Inc., CZG Mobile Ventures, Inc., bSmart.to, LLC, and JAS Concepts, Inc. Portions of Exhibit 10.1 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

99.1	Press release dated April 6, 2005

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTELLIGENT, INC.

By:	/s/ James R. Lavelle
James R. Lavelle
Chairman and Chief Executive Officer

Dated: April 6, 2005

Exhibit Index

Exhibit Number	Description
Exhibit No. 10.1	Asset Purchase Agreement, dated as of April 1, 2005, by and among FastTrack, LLC, a wholly owned subsidiary of Skyview Capital, LLC, Cotelligent, Inc., Cotelligent USA, Inc., CZG Mobile Ventures, Inc., bSmart.to, LLC, and JAS Concepts, Inc. Portions of Exhibit 10.1 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Exhibit No. 99.1	Press release dated April 6, 2005